Agreement, made this 19th day of November, 1993, between Price Communications Corporation, a New York corporation ("PCC"), Apple Publishing Corporation, a Delaware corporation ("Apple") (PCC and Apple together, the "Buyers"), the persons and entities listed on Exhibit A hereto (to the extent Huff Management, as defined below, exercises discretion in the management of all or a portion of their respective assets) (collectively, the "Sellers"), and W.R. Huff Asset Management Co., L.P., a Delaware limited partnership ("Huff Management").
     1.   Purchase and Sale
          1.1. At the Closing (as defined in Section 2.2 hereof) each of the Sellers hereby agrees to sell to the Buyers (and Huff Management agrees to cause the Sellers to sell to the Buyers), and the Buyers hereby agree to buy from the Sellers, the shares of Common Stock of PCC, $.01 par value (the "Common Stock"), set forth opposite the names of the respective Sellers on Exhibit A hereto (and aggregating 2,249,082 shares of Common Stock; collectively, the "Price Stock"), pursuant and subject to the terms and conditions set forth in this Agreement.
     2.   Purchase Price; Closing
          2.1. In aggregate consideration of the sale, assignment, transfer, conveyance and delivery by the Sellers of the Price Stock, the Buyers at the Closing will (i) pay and deliver to the Sellers $8,434,057.50 in cash (the "Cash Portion"), and (ii) will sell, assign, transfer, convey and deliver 100 shares of common stock of Price Publishing Corporation, a Delaware corporation ("PPC"), (the "Stock Portion") (the Cash Portion and the Stock Portion together, the "Purchase Price").
          2.2. The consummation of the transactions contemplated in Sections 1 and 2.1 hereof shall occur at a closing (the "Closing") which shall take place promptly and as soon as practicable after the execution hereof, but in any event no later than November __, 1993, or shall occur on such later date as PCC and Huff Management may mutually agree upon in writing, at a convenient location mutually satisfactory to PCC and Huff Management. If the Closing has not occurred by the end of business on December 31, 1993, the Buyers may (if they are not then in material breach of, and are then ready, willing and able to tender performance of their obligations under, this Agreement) or Huff Management may (if it and the Sellers are not then in material breach of, and are then ready, willing and able to tender performance of their obligations under, this Agreement) terminate this Agreement in its entirety, in which event this Agreement shall be of no further force or effect whatsoever, without any further liability hereunder whatsoever to any party hereto including, without limitation, any liability that would otherwise result from a termination hereof, but excluding any liability of Buyers under Section 10.1 below which shall remain in full force and effect; provided, however, that notwithstanding the foregoing, this Agreement shall remain in full force and effect after December 31, 1993 in the event the Closing has not occurred as a result of the issuance of a temporary restraining order or preliminary or permanent injunction by a court of competent jurisdiction or governmental authority or body enjoining or declaring void or illegal the transactions contemplated by this Agreement (any of the foregoing an "Injunction"); and provided further that notwithstanding the preceding proviso if the Closing has not occurred by the end of business on June 30, 1994 for any reason (including the existence of an Injunction) the Buyers may (if they are not then in material breach of this Agreement, and (other than by reason of the existence of an Injunction) are then ready, willing and able to tender performance of their obligations under this Agreement) or Huff Management may (if it and the Sellers are not then in material breach of this Agreement, and (other than by reason of the existence of an Injunction) are then ready, willing and able to tender performance of their obligations under this Agreement) terminate this Agreement in its entirety in which event this Agreement shall be of no further force or effect whatsoever, without any further liability hereunder whatsoever to any party hereto including without limitation any liability that would otherwise result from a termination hereof, but excluding any liability of Buyers under Section 10.1 below which shall remain in full force and effect.
          2.3. At the Closing, the first event to occur shall be that Apple shall sell, assign, transfer, convey and deliver (and PCC shall cause Apple to sell, assign, transfer, convey and deliver) to the Sellers, in accordance with the instructions of Huff Management, the stock certificates, duly endorsed in negotiable form or with stock powers attached, representing the Stock Portion of the Purchase Price. Subsequently, at the Closing, PCC shall pay to the Sellers, in accordance with the instructions of Huff Management, the Cash Portion of the Purchase Price by wire transfer of immediately available funds, and the Sellers shall deliver (and Huff Management will cause the Sellers to deliver) to the Buyers their respective stock certificates, duly endorsed in negotiable form or with stock powers attached and with signatures guaranteed, representing the Price Stock.
The shares of Price Stock so acquired shall be held in the treasury of PCC and reserved for reissuance pursuant to Section 11.4.
          2.4. In the event that within 12 months after the Closing, (a) more than 40% of the shares of Common Stock of PCC then outstanding are acquired in one or more transactions (including in transactions occurring within three months prior to the Closing) by the same person (or its affiliates as defined in
Section 3.2 below) or any "group" within the meaning of Section 13(d)(3) of the Exchange Act (as defined in Section 3.1 below) for a consideration in excess of $3.75 per share of Common Stock;
(b) PCC merges or consolidates or enters into any other business combination transaction with or into another entity (other than a wholly-owned subsidiary of PCC, in which case PCC is the survivor, or for the sole purpose of reincorporation in another jurisdiction, in which case the stockholders of the surviving entity must be identical to those of PCC immediately before such merger or consolidation) for a consideration paid to the then holders of Common Stock in excess of $3.75 per share; (c) all or substantially all of the assets of PCC are sold, leased or otherwise disposed of in one or more transactions, or PCC liquidates, dissolves or makes an extraordinary dividend or distribution to its shareholders, and in connection therewith the then holders of Common Stock receive (in one or more distributions) a consideration for such shares (whether as a liquidating dividend or otherwise) in excess in the aggregate of $3.75 per share; and/or (d) any person (or its affiliates) or any group (other than the chief executive officer of PCC on the date of this Agreement, his affiliates, and any group of which he is one of the controlling members) obtains (by contract or otherwise) the ability to designate or appoint a majority of the directors on PCC's Board of Directors or otherwise comes to control a majority of such directors then in office, then in any such case PCC shall pay to the Sellers, to such account as may be specified by Huff Management, an aggregate amount in cash equal to, (x) the amount by which the consideration received per share of Common Stock by the holders thereof in such transactions described in clause (a), (b) and/or (c) above exceeds $3.75 per share of Common Stock, or the amount by which the average listed market price of PCC's Common Stock, during the 20 days following the initial public disclosure of any of the circumstances described in clause (d) above, exceeds $3.75 per share of Common Stock, then (as the case may be), such excess multiplied by (y) 2,249,082. In the event that an agreement or letter of intent shall have been entered into or an understanding reached (by PCC and/or any subsidiary thereof and/or, in the case of clause (a) above, the seller(s) of the Common Stock in the transactions described in such clause (a)) prior to the expiration of the aforementioned 12-month period, then, with respect to any transaction(s) described in clause (a), (b), (c) or (d) above contemplated by such agreement, letter of intent or understanding, the obligations of PCC under this Section 2.4 shall remain in effect after the expiration of such period solely with respect to the transaction(s) contemplated by such agreement, letter of intent or understanding, as the same may thereafter be modified or amended. The payment(s) to the Sellers described in the preceding sentence shall be made (i) immediately after the first acquisition described in clause (a) above which is in excess of the 40% threshold described therein and immediately after any subsequent such acquisitions described in clause (a) above within the aforesaid 12-month period for a consideration per share of Common Stock in excess of $3.75; (ii) simultaneously with the consummation of any merger or consolidation described in clause (b) above; (iii) simultaneously with the receipt by the then holders of PCC Common Stock of consideration described in clause (c) above or (iv) within 5 days of the end of the 20-day period referred to above in respect of clause (d). In the event any payment to Sellers under this
Section 2.4 arises from a transaction described in clause (a),
(b) and/or (c) above in which the per share consideration received by the holders of Common Stock is in varying amounts, such payment to the Sellers under this Section 2.4 shall be based on the weighted average of such consideration received. The parties intend and agree that, for any interpretation of clauses
(a), (b), (c) and/or (d) above, such clauses shall be broadly interpreted. In the event that after Sellers have become entitled to a payment under this Section 2.4, one or more subsequent transactions described under clause (a), (b) and/or
(c) above occurs within the aforesaid 12-month period (for example, a tender offer followed by a merger), such subsequent transaction(s) shall result in additional payment(s) to Sellers only if and to the extent the weighted average of the per share consideration received in all such transactions by holders of Common Stock exceeds the weighted average of the per share consideration taken into account in calculating prior payment(s) to the Sellers under this Section 2.4, so that, for example, in the event of a tender offer at $4.75 per share (resulting in a $2,249,082 payment to Sellers under this Section 2.4) followed by a merger (at a price resulting in weighted average per share consideration received by holders of Common Stock of $5.75 in both such tender offer and merger), the Sellers would be entitled under this Section 2.4 to an additional payment of $2,249,082.
In the event all or a portion of the consideration received by the then holders of Common Stock in the transaction(s) described in clause (a), (b) and/or (c) above is in a form other than cash, then the payment(s) to the Sellers under this Section 2.4 in respect of such non-cash consideration shall be based on the fair market value of such non-cash consideration as determined by PCC and Huff Management or, upon the request of PCC or Huff Management, shall be promptly determined by Morgan Stanley & Co., Incorporated, or upon the unavailability of Morgan Stanley & Co., Incorporated, such other investment banking firm as shall be selected by Huff Management and shall be reasonably acceptable to PCC (Morgan Stanley & Co., Incorporated or such other firm being herein referred to as "Morgan Stanley"), which determination by PCC and Huff Management or Morgan Stanley shall be conclusive and binding on all parties hereto. (All fees and expenses of Morgan Stanley incurred pursuant to this Agreement shall be borne by PCC.) The $3.75 per share price referred to in this Section 2.4 (and the 2,249,082 figure in the first sentence of this Section 2.4) shall be appropriately adjusted in the event of a stock split, stock dividend, recapitalization or similar transaction involving the Common Stock; the determination of PCC and Huff Management (or, if either PCC or Huff Management so requests, the determination of Morgan Stanley) as to such adjustment shall be conclusive and binding on all parties hereto.
     3.   Representations and Warranties by the Sellers and Huff
          Management
          3.1. Each of the Sellers severally represents and warrants to the Buyers that the shares of Price Stock set forth opposite such Seller's name on Exhibit A are owned of record and "beneficially" (which term, and all variations thereof, includes for purposes of this Agreement the meaning given in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (or such shares are held by such Seller as nominee for the beneficial owner(s) thereof, with the Seller having the full right and power to sell such shares on behalf of such owner(s) pursuant to this Agreement and otherwise to enter into and perform this Agreement on behalf of such owner(s)), free and clear of all liens, claims, charges and encumbrances.
          3.2. Huff Management hereby represents and warrants to the Buyers that (i) the shares of Price Stock set forth opposite each Seller's name on Exhibit A are owned beneficially and of record by such Seller (or such shares are held by such Seller as nominee for the beneficial owner(s) thereof, with the Seller having the full right and power to sell such shares on behalf of such owner(s) pursuant to this Agreement and otherwise to enter into and perform this Agreement on behalf of such owner(s)), free and clear of all liens, claims, charges and encumbrances, (ii) other than such shares, there are no shares of Common Stock owned beneficially or of record or held as nominee by Huff Management, William R. Huff ("Huff") or by any "affiliate" (which term shall have the meaning given under Rule 405 under the Securities Act of 1933, as amended) of Huff Management or Huff, or with respect to which Common Stock Huff Management, Huff or any affiliate of Huff Management or Huff acts as investment advisor, fiduciary, agent or trustee, and (iii) neither Huff Management, Huff nor any affiliate of Huff Management or Huff, has any option or rights to acquire any shares of Common Stock.
          3.3. Huff Management hereby represents and warrants to the Buyers that, subject to the limitation set forth in
Section 21 below, under its investment advisory or other agreements with Sellers Huff Management has full legal power and authority to act on behalf of each of the Sellers listed on Exhibit A with respect to all of such Seller's shares of Price Stock listed on such Exhibit (and that Huff Management exercises discretion in the management of such shares), including without limitation the full legal power and authority to execute, deliver and perform this Agreement on behalf of the Sellers.
     4.   Representations and Warranties of the Buyers
          4.1. The Buyers jointly and severally represent and warrant to the Sellers and Huff Management that (i) the shares of the Stock Portion of the Purchase Price represent all of the issued and outstanding shares of PPC and are owned beneficially and of record by Apple free and clear of all liens, claims, charges and encumbrances, there are no outstanding options or rights to acquire any of PPC's securities, and PPC owns, beneficially and of record, 24,999 shares of common stock of National Law Publishing Company, Inc. ("National Law") free and clear of all liens, claims, charges and encumbrances (one share of National Law common stock (the "PCC Law Journal Share") having been sold by PPC to PCC, which share, subject to the option described below in Section 22, shall be held at all times by PCC free and clear of all liens, claims, charges and encumbrances), all of the foregoing except as such liens, claims, charges, encumbrances, options and/or rights may be provided in that certain Amended and Restated Shareholders Agreement, dated as of May 8, 1992, by and among Apollo Investment Fund, L.P., PCC, PPC, National Law, and The New York Law Publishing Company (the "Shareholders Agreement"); and (ii) other than such National Law shares, PPC has no other assets of any nature whatsoever, whether personal or real, tangible or intangible, nor any liabilities of any nature, whether choate or inchoate, known or unknown, contingent or liquidated.
          4.2. The Buyers jointly and severally represent and warrant to the Sellers and Huff Management that the execution, delivery and performance by Buyers of this Agreement will prior to the Closing be duly authorized by all necessary corporate action of Buyers and that they have all necessary corporate power to so execute, deliver and perform this Agreement.
          4.3. Buyers jointly and severally represent and warrant to the Sellers and Huff Management that (i) each of PPC and PCC has timely filed all tax returns and other reports relating to PPC required by any taxing authorities, and all taxes, interest and penalties relating to PPC have been paid when due; (ii) there are no matters under discussion with any taxing authority in respect of any tax relating to PPC and there are no agreements for the extension of time for assessment of any taxes relating to PPC; and (iii) all unpaid taxes relating to PPC for any period prior to the Closing will be paid when due by Buyers.
          4.4. The Buyers jointly and severally represent and warrant to the Sellers and Huff Management that (i) the performance by PCC and Apple of this Agreement, including the sale hereunder to the Sellers of the Stock Portion of the Purchase Price, is an authorized and valid transfer in accordance with any and all agreements, contracts, laws, regulations and orders thereby entitling the Sellers to all the rights and benefits of ownership to which PPC, Apple and/or their affiliates are entitled, including specifically, but not limited to, all rights, benefits and entitlements afforded to PPC and/or PCC under the Shareholders Agreement, and (ii) such sale of the Stock Portion of the Purchase Price to the Sellers, the sole asset of PPC being 24,999 shares of National Law common stock (National Law being the parent company of The New York Law Publishing Company), complies in all respects with, and does not violate any provision of, any agreement to which PCC, Apple or PPC is a party, including without limitation, the Shareholders Agreement and such sale is not subject to the rights of first refusal set forth in Section 1 of the Shareholders Agreement.
Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Sellers and Huff Management hereby agree that the only remedies of any Seller and/or Huff Management for breach or alleged breach of any warranty contained in this Section 4.4 or for any misrepresentation or alleged misrepresentation contained in this Section 4.4 are the provisions of Sections 10 and 11 below, that no such breach or alleged breach or misrepresentation or alleged misrepresentation shall be deemed a breach of this Agreement or give rise to any other rights on the part of any Seller and/or Huff Management, including without limitation the right to argue that a condition to Closing (other than Section 7.3, if applicable by its terms) hereunder has failed to occur, and that such remedies shall exist only if and to the extent expressly provided under the express terms of Sections 10 and 11 below. Nothing in this Section 4.4 shall be deemed to expand the provisions of Sections 10 and 11 as expressly written.
     5.   Covenants of the Sellers, Etc.
          5.1. Huff Management on behalf of the Sellers covenants and agrees that it will cause the irrevocable resignations, each effective no later than at the Closing hereunder, of each of the following Directors from PCC's Board:
Jeffrey L. Berenson, Donna Burns Charlton, Charles Howard, and Marvin Saffian (the "Resigning Directors").
          5.2. In furtherance of Section 5.1 above, the Resigning Directors are delivering to the Buyers by the Closing resignations in the form of Exhibit B hereto.
          5.3. For a period of two years after the date of this Agreement, Huff Management covenants and agrees that it will, without any charge to PCC and consistent with Huff Management's duties as adviser to the Sellers and its other clients, provide financial advisory and consulting services, as reasonably requested by PCC from time to time and agreed to by Huff Management, with respect to PCC's attempts to realize on its preferred stock, subordinated debt and common stock investments in Fairmont Communications Corporation and Northstar Television Group, with respect to repurchases and/or redemptions by PCC of its 5% Senior Secured Notes due 1999, and with respect to any other financial advisory matters agreed upon as aforesaid.
          5.4. For a period of five years after the date of this Agreement, Huff Management covenants and agrees that, except as provided in Section 5.3 above (and insofar as compliance by Huff Management with this Section 5.3 is not in violation of law applicable to it as an investment adviser and fiduciary), neither it nor Huff nor any of their affiliates will, knowingly or intentionally, in any manner, alone or in concert with others, directly or indirectly, including without limitation with any Seller, (whether or not pursuant to any legally binding agreement or commitment), and whether for their own accounts or for the account of any Seller or any other person or entity, without the prior written approval of the Board of Directors of PCC, (i) acquire, or offer to acquire, or negotiate with respect to the acquisition of, record or beneficial ownership of any capital stock, debt securities, indebtedness or any securities of PCC or of any subsidiary of PCC (any of the foregoing, "PCC securities") or any options or other rights to acquire PCC securities or any other interest in PCC or any subsidiary thereof or any assets of PCC or any subsidiary of PCC, (ii) offer to enter into any acquisition or other business combination transaction relating to PCC or any subsidiary of PCC (or hold negotiations with respect to the foregoing), (iii) participate in or encourage the formation of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) which owns or seeks or offers to acquire record or beneficial ownership of voting securities of PCC (including rights to acquire such voting securities) or which seeks or offers to affect control of PCC, (iv) make, or in any way participate, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14a-11 under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of any PCC securities, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board of Directors or the policies of PCC, (vi) propose, or publicly announce or otherwise disclose an intent to propose or publicly announce or otherwise disclose any request for permission or any consent in respect of, any of the foregoing, or (vii) advise, assist or encourage any other person or entity in connection with any of the foregoing, including without limitation any Seller or any person or entity with respect to which Huff Management or any of its affiliates acts as investment advisor, fiduciary, agent or trustee. The parties recognize that when Huff Management takes on new clients, or accepts new assets for management from existing clients' other portfolios, it does not have control over the securities in such new clients' pre-existing portfolios or in such existing clients' other portfolios. The parties agree that the existence of PCC securities in either such portfolios taken on in the ordinary course of Huff Management's business and without the intent to evade the provisions of this Section 5.4 above shall not be deemed a breach of this Section 5.4.
     6.   Conditions to the Buyers' Obligations
          All obligations of the Buyers under this Agreement are subject to the fulfillment, at the Closing, of the following conditions (any or all of which may be waived in writing by PCC in its sole discretion, which waiver shall be conclusive and binding on Apple):
          6.1. PCC's and Apple's Boards of Directors (and Apple's shareholders) shall have unanimously (other than the Resigning Directors in the case of PCC's Board) approved the purchase of the Price Stock and the other transactions contemplated by this Agreement;
          6.2. Ms. Kim I. Pressman shall have been elected as a Director of PCC, such election to be effective no later than at the Closing, and which election shall remain in full force and effect at the Closing;
          6.3. the irrevocable resignations of the Resigning Directors shall be in full force and effect, such resignations to be effective no later than at the Closing and to remain in effect at the Closing;
          6.4. PCC, Apple and PPC shall have executed and delivered to the other mutual releases in the form of Exhibit C hereto;
          6.5. no temporary restraining order or preliminary or permanent injunction shall have been issued by a court of competent jurisdiction or governmental authority or body and remain in effect prohibiting or enjoining or declaring void or illegal the transactions contemplated by this Agreement; and
          6.6. the representations and warranties of Sellers and Huff Management in this Agreement shall be true in all material respects as of the Closing as though such representations and warranties were made at and as of such time.
     7.   Conditions to the Sellers' Obligations
          All obligations of the Sellers and Huff Management under this Agreement are subject to the fulfillment, at the Closing, of the following conditions (any or all of which may be waived in writing by Huff Management in its sole discretion, which waiver shall be conclusive and binding on the Sellers):
          7.1. PCC's and Apple's Boards of Directors (and Apple's shareholders) shall have unanimously (other than the Resigning Directors in the case of PCC's Board) approved the purchase of the Price Stock and the other transactions contemplated by this Agreement;
          7.2. PCC, Apple and PPC shall have executed and delivered to the other mutual releases in the form of Exhibit C hereto;
          7.3. no temporary restraining order or preliminary or permanent injunction shall have been issued by a court of competent jurisdiction or governmental authority or body and remain in effect prohibiting or enjoining or declaring void or illegal the transactions contemplated by this Agreement;
          7.4. no material change shall have occurred from the date of this Agreement to the Closing in the business, financial results or financial position of PCC and its subsidiaries; and
          7.5. the representations and warranties of Buyers in this Agreement shall be true in all material respects as of the Closing as though such representations and warranties were made at and as of such time.
     8.   Remedies
          8.1. The Sellers and Huff Management agree that money damages alone will be an inadequate remedy for the Buyers in the event of a breach by the Sellers and/or Huff Management of their respective obligations under the terms of this Agreement and that, in addition to monetary damages, if so elected by the Buyers, their respective obligations under this Agreement, including, without limitation, the obligation of the Sellers to sell the Price Stock to the Buyers, and the obligation of Huff Management to cause the Sellers to sell the Price Stock to the Buyers, shall be specifically enforceable against the Sellers and/or Huff Management, as the case may be, by injunction (without the requirement of proving actual damages, posting any bond or furnishing other security) or otherwise as a court of competent jurisdiction may determine.
          8.2. The Buyers agree that money damages alone will be an inadequate remedy for the Sellers and Huff Management in the event of a breach by PCC and/or Apple of their respective obligations under the terms of this Agreement and that, in addition to monetary damages, if so elected by the Sellers or Huff Management, their respective obligations under this Agreement, including, without limitation, the obligation of PCC to pay the Cash Portion of the Purchase Price, the obligation of Apple to deliver the Stock Portion of the Purchase Price and the obligation of PCC to cause Apple to deliver the Stock Portion to the Sellers shall be specifically enforceable against PCC and/or Apple, as the case may be, by injunction (without the requirement of proving actual damages, posting any bond or furnishing other security) or otherwise as a court of competent jurisdiction may determine.
     9.   Releases
          9.1. In contemplation of the good and valuable consideration being exchanged by the parties hereto, the parties agree effective upon the Closing, as follows:
               (a) the Buyers hereby forever and completely release and discharge each of Huff Management, the Sellers and Huff, and their respective officers, directors, partners, fiduciaries, employees, securityholders, owners, affiliates and agents, if any, and each of the Resigning Directors, from any and all claims, suits, charges, judgments, liabilities or obligations of any kind whatsoever, arising in any connection, whether now existing or hereafter arising, upon or by reason of any matter, cause or thing whatsoever prior to the Closing, known or unknown, and furthermore the Buyers acknowledge that upon the Closing, none of Huff Management or Huff or any Seller nor any of their respective officers, directors, partners, fiduciaries, employees, securityholders, owners, affiliates or agents, if any, nor any Resigning Director shall have any obligation or liability of any kind whatsoever, to the Buyers.
               (b)  the Sellers and Huff Management hereby
forever and completely release and discharge the Buyers and each of their respective officers, directors, employees, securityholders, owners, affiliates and agents, if any, from any and all claims, suits, charges, judgments, liabilities or obligations of any kind whatsoever, arising in any connection, whether now existing or hereafter arising, upon or by reason of any matter, cause or thing whatsoever prior to the Closing, known or unknown, and furthermore the Sellers and Huff Management acknowledge that upon the Closing, neither of the Buyers nor any of their respective officers, directors, employees, securityholders, owners, affiliates or agents, if any, shall have any obligation or liability of any kind whatsoever, to any of the Sellers, Huff or Huff Management.
          9.2. Notwithstanding anything in this Agreement to the contrary (including without limitation Section 9.1, but subject to the last two sentences of Section 4.4), no party hereto shall be barred from asserting, or be held to have released, forfeited or waived the right to assert, any claim, suit, charge, or other liability of any nature whatsoever arising in connection with this Agreement against any other party to this Agreement, whether based upon representation, warranty, covenant or otherwise. The provisions of this Section 9.2 shall survive the Closing for a period of six years and one day from the date of the first of any public disclosure (consistent with Section 17 below) concerning this Agreement and the transactions contemplated hereby.
     10.  Indemnification
          10.1. The Buyers hereby jointly and severally indemnify and agree to hold the Sellers and Huff Management and their respective directors, officers, partners, fiduciaries, employees and agents (collectively, the "Indemnitees") harmless in respect of (i) any out-of-pocket losses, damages, costs or expenses (exclusive of legal fees and expenses) arising out of any shareholders derivative or other litigation brought against any of the Indemnitees by holders of PCC Common Stock or other PCC securities arising out of any claim or assertion relating to the transactions contemplated by this Agreement or any claim or assertion by the Trustee and/or the holders of any Notes referred to below that this Agreement or the Security Agreement (as defined in Section 11.7) breach or give rise to a default, event of default or a right of declaration of default under that certain Indenture dated as of December 30, 1992, between PCC and IBJ Schroder Bank & Trust Company, as Trustee, relating to Price's 5% Senior Secured Notes (collectively, a "Note Claim") (for all purposes of this Section 10 a litigation shall be deemed brought against an Indemnitee if, without limitation, such litigation is initially brought against PCC or any subsidiary thereof or any officer or director thereof and such Indemnitee is joined as a party, whether by interpleader or otherwise); and
(ii) reasonable legal fees and expenses incurred by a single law firm representing Sellers and/or Huff Management and/or other Indemnitees in any (a) litigation brought by or against any of the Indemnitees arising out of any claim or assertion that this Agreement or the transactions provided herein are in violation of any agreement to which PCC or any of its subsidiaries are parties or by which they are otherwise bound (including without limitation the Shareholders Agreement), (b) litigation brought by or against any of the Indemnitees arising out of any claim or assertion that the Sellers and/or Huff Management may not exercise all rights, benefits or protections of "Price", or when the term "Shareholder" includes Price, all rights of such Shareholder, under the Shareholders Agreement, or any similar right, benefit or protection under the Shareholders Agreement (all such rights, benefits or protections collectively, the "Shareholder Rights"), or that the transactions set forth herein give rise to any right of first refusal, (c) litigation brought by or against any of the Indemnitees arising out of any attempt to conduct the business or affairs of National Law or The
New York Law Publishing Company or their respective subsidiaries in a manner which disregards or fails to recognize the right of the Sellers and/or Huff Management to exercise any or all of the Shareholder Rights, (d) shareholders derivative or other litigation brought against any of the Indemnitees by holders of PCC Common Stock or of other PCC securities arising out of any claim or assertion relating to the transactions contemplated by this Agreement, or (e) a Note Claim brought against any of the Indemnitees; provided, however, that the single law firm representing the Sellers and/or Huff Management and/or other Indemnitees as aforesaid shall be Dennis Drebsky, Esq. and his firm or, upon the unavailability of Mr. Drebsky to serve in such capacity, other counsel selected by Huff Management and reasonably acceptable to PCC. Buyers shall immediately advance to the appropriate counsel or other appropriate party, or at the Indemnitees' direction, all amounts payable under the preceding sentence, upon receipt of an invoice for reasonable costs or expenses, including legal fees, in any such amounts, as they are incurred.
     11.  Rescission and Buyout Rights
          11.1. As used in this Section 11, the following terms shall have the following meanings:
          "Declaratory Litigation" shall mean any action or proceeding commenced by Huff Management (for itself and/or on behalf of any Indemnitee) which seeks to establish (in the face of contrary assertions by any party to the Shareholders Agreement) (i) that the transactions contemplated by this Agreement are in compliance with the Shareholders Agreement (including, without limitation, that the transactions set forth herein do not give rise to any right of first refusal) or (ii) its (or their) ability to exercise the Shareholder Rights.
          "Final Adverse Judgment" shall mean a final non-appealable adverse judgment by a court of competent jurisdiction that (or in substance that) (i) the transactions contemplated by this Agreement are not in compliance with the Shareholders Agreement (including, without limitation, that the transactions set forth herein give rise to any right of first refusal) or (ii) Huff Management and/or Sellers do not possess the Shareholder Rights.
          "Litigation" shall mean a proceeding or action brought against an Indemnitee by any party to the Shareholders Agreement alleging that (or in substance that) (i) the transactions provided in this Agreement are in violation of the Shareholders Agreement (including, without limitation, any litigation alleging that the transactions set forth herein give rise to any right of first refusal) or (ii) Huff Management and/or Sellers do not possess the Shareholder Rights.
          "Pending" shall mean, at any applicable time, that a Litigation is currently pending. Any settlement of a Litigation by an Indemnitee shall provide that such Litigation shall be forthwith withdrawn or dismissed with prejudice so that such Litigation shall no longer be pending.
          "Rescission Notice" shall mean a notice by Huff Management to Buyers which (if given within 30 days of one or more of the events described in Section 11.2 below) may elect, on behalf of the Sellers, (i) subject to Buyers' Buyout Option set forth in Section 11.5 below and unless such notice is a Second Rescission Notice (as defined below), to rescind the transactions contemplated hereby as provided in Section 11.4 hereof (the "Rescission Option") or (ii) to be paid a cash amount, as provided in Section 11.3 hereof, in lieu of rescinding the transactions contemplated hereby (the "Cash Option").
          11.2. Huff Management, at its sole option, may provide a Rescission Notice to PCC in the event that (a) a Litigation is Pending at the end of the one year period following the Closing (the "One Year Period") or (b) any Indemnitee has suffered, in some material respect, a Final Adverse Judgment within the two year period following the Closing (the "Two Year Period"). Huff Management, as its sole option, may thereafter provide a second Rescission Notice (the "Second Rescission Notice") in the event that (i) a Rescission Notice was previously given under clause
(a) of this Section 11.2 above which exercised the Cash Option or in response to which PCC exercised the Buyout Option (as hereinafter defined) and (ii) either (x) a Litigation is Pending at the end of the Two Year Period or (y) any Indemnitee has suffered a Final Adverse Judgment during the Two Year Period.
The One Year Period and/or the Two Year Period may be extended for an additional six months if within the One Year Period or Two Year Period, as applicable, a Litigation has been brought and is dismissed or withdrawn without prejudice but reinstated or refiled in substance within such six month period, but such extension shall apply only in respect of any such refiled or reinstated Litigation; the date by which any Rescission Notice shall be required to be given shall be measured from the end of the One Year Period or Two Year Period, as applicable, as so extended. Notwithstanding anything to the contrary contained in this Agreement, Huff Management and Sellers hereby agree that the Second Rescission Notice may only elect the Cash Option (and may in no event elect the Rescission Option).
          11.3. In the event a Rescission Notice is delivered pursuant to Section 11.2(a) which elects a Cash Option, PCC shall pay to the Sellers the sum of one million five hundred thousand dollars ($1,500,000). In the event a Rescission Notice is delivered pursuant to Section 11.2(b) which elects a Cash Option, PCC shall pay to the Sellers the sum of $2,000,000 minus any amount theretofore paid pursuant to the first sentence of this
Section 11.3. In the event a Second Rescission Notice is delivered, PCC shall pay the Sellers the sum of five hundred thousand dollars ($500,000). Each payment due under this Section
11.3 shall be made within thirty (30) days of the delivery of the applicable Rescission Notice or Second Rescission Notice, as the case may be, in immediately available funds to such accounts as Huff Management may designate in writing to PCC for such purpose (which designation may be contained in such Rescission Notice). In no event shall the aggregate payments by Buyers under this
Section 11.3 and Sections 11.5 and 11.7 below exceed an aggregate of $2,000,000.
          11.4. In the event a Rescission Notice states that Huff Management is electing its and the Sellers' "Rescission Option", the parties hereto shall, subject to the "Buyout Option" rights of PCC set forth in Section 11.5 below, proceed as promptly as practicable to the complete rescission of the transactions theretofore completed under this Agreement, so that in all material respects the parties hereto are restored to the status quo before the consummation of such transactions. Without limiting the foregoing, in the event of any exercise of a Rescission Option, subject to the "Buyout Option" rights of PCC set forth in Section 11.5 below, at a closing (the "Rescission Closing") held at the earliest practicable time after the giving of the Rescission Notice: (i) the Buyers shall issue, assign, transfer, convey and deliver, as appropriate, to the Sellers 2,249,082 shares of Common Stock (which 2,249,082 share figure shall be appropriately adjusted in the event of a stock split, stock dividend, recapitalization or similar transaction involving the Common Stock; the determination of PCC and Huff Management (or if either PCC or Huff Management so requests, the determination of Morgan Stanley) as to such adjustment being conclusive and binding on all parties hereto), and, to the extent necessary, PCC shall as promptly as practicable use all best efforts to amend any existing registration statement or to file a new registration statement under the Securities Act of 1933, as amended, with respect to such shares and to cause any such registration statement to become effective and remain effective and to take such other reasonable steps so as to ensure the holders of such shares access to the public securities markets in the same fashion as currently exists; (ii) the Sellers shall assign, transfer, convey and deliver to Apple the Stock Portion of the Purchase Price accompanied by the joint and several representations and warranties of the Sellers and Huff Management to Buyers the same as the representations and warranties of the Buyers set forth in Section 4.1 above except that the reference to Apple therein shall be changed to the Sellers and such representations and warranties shall contain such confirmation as may be reasonably requested by the Buyers that the 24,999 shares of National Law common stock referred to in Section 4.1 then represents all shares of capital stock or other property to which the Sellers, their affiliates, and their successors and assigns have become entitled by virtue of or in connection with ownership of such 24,999 shares; (iii) the Sellers shall pay to PCC by wire transfer of immediately available funds the cash sum of $8,434,057.50; (iv) PCC shall use all best efforts to cause the election at the earliest practicable time of three designees of Huff Management to the Board of Directors of PCC and, in furtherance of such election, to cause the resignation of any directors elected to fill the vacancies caused by the resignations of three of the Resigning Directors hereunder; (v) the Sellers shall return to PCC any payment made by PCC to them under Section 2.4 above; and (vi) the parties shall execute and deliver stock powers and such other documents as may be reasonably requested by PCC or Huff Management in order to effectuate the transactions at the Rescission Closing. Effective upon any Rescission Closing, this Agreement (other than the provisions of Sections 10, 16 and 20) shall be immediately and completed terminated, without any further liability hereunder whatsoever by any party hereto.
          11.5.  Notwithstanding anything to the contrary in this
Section 11 or otherwise in this Agreement, PCC may, at its sole option (the "Buyout Option"), give written notice (the "Buyout Notice") to Huff Management at any time within 30 days after PCC's receipt of any Rescission Notice containing Huff Management's exercise of the Rescission Option that the Buyers desire in lieu of proceeding with the rescission described above, to pay the Sellers a cash sum(s), as set forth below (a "Buyout Notice"). In the event a Buyout Notice is delivered, PCC shall immediately pay to the Sellers the amount which would have been due pursuant to Section 11.3 above if a Cash Option had been elected in the Rescission Notice (the "Buyout Payment"). Upon payment of a Buyout Payment (or any amount specified in the first or second sentence of Section 11.3) all rights of rescission of Sellers and Huff Management under this Section 11 shall be terminated for all time and in all respects. Each payment due under this Section 11.5 shall be made immediately after receiving from Huff Management written instructions as to the accounts to which such sum shall be paid by wire transfer of immediately available funds to such account. Notwithstanding anything to the contrary contained in this Agreement, Huff Management and Sellers hereby agree that they shall not be entitled to enforce a Rescission Option elected in a Rescission Notice if PCC duly elects the Buyout Option and performs its obligations under this
Section 11.5.
          11.6. In the event the Closing under this Agreement is consummated and no Litigation has been brought against any Indemnitee, Huff Management, as its sole option, may provide a notice requiring payment (a "Payment Notice") to PCC, within thirty days after the Final Adverse Judgment referred to below, in the event Huff Management, on behalf of Sellers in good faith brings any Declaratory Litigation within the One Year Period and, despite Huff Management's prosecution of such Declaratory Litigation with reasonable diligence, suffers, in some material respect, a Final Adverse Judgment in such Declaratory Litigation within the Two Year Period. In the event a Payment Notice is delivered, PCC shall pay to Sellers the sum of $1,500,000. Any payment due under this Section 11.6 shall be made by wire transfer of immediately available funds, within 30 days after delivery of the Payment Notice to such accounts as Huff Management may designate in writing for such purpose. Any amount paid to Sellers by PCC under Section 11.3 or 11.5 above shall offset and reduce any amount required to be paid by PCC to the Sellers under this Section 11.6, and any amount paid by PCC to Sellers under this Section 11.6 shall offset and reduce any amount required to be paid by PCC to Sellers under Section 11.3 or 11.5 above.
          11.7. PCC shall, and shall cause its wholly-owned subsidiaries Republic Broadcasting Corporation, Atlas Broadcasting Corporation and Continental Broadcasting Corporation, to pledge to Huff Management and Sellers as collateral security for the obligations of Buyers under Sections 11.3, 11.5 and 11.6 above, under an agreement (the "Security Agreement") reasonably acceptable to Huff Management, all of the issued and outstanding shares of capital stock of PCC's subsidiaries owning broadcasting properties (such shares collectively the "Stock Collateral"); the execution and delivery of the Security Agreement and the pledge of the Stock Collateral as aforesaid being conditions to the obligations of Sellers and Huff Management to consummate at the Closing the transactions hereunder. PCC shall have the right and obligation to substitute for the Stock Collateral either cash collateral and/or irrevocable standby letter(s) of credit described in the Security Agreement in an aggregate amount equal to $1,500,000, as provided in the Security Agreement. PCC shall use its best efforts to accomplish such substitution at the earliest practicable time and in any event within 45 days from the date of this Agreement; in the event such substitution does not occur within said 45 day period the payments under 11.3, 11.5 and 11.6 (and each payment thereafter under Sections 11.3, 11.5 and 11.6 until such substitution occurs) shall be increased by $50,000 and shall increase by an additional $50,000 for each subsequent 45 day period in which such substitution does not occur.
     12.  Further Assurances
          Each of the Buyers, the Sellers and Huff Management shall do or cause to be done all such acts and things (including, without limitation, voting at any meeting, executing any written consent or participating in any consensual action) and shall execute and deliver all such agreements, certificates, instruments, proxies, consents and other documents as the Buyers or Huff Management, as the case may be, may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
     13.  Change of Name
          The Board of Directors and shareholders of PPC have approved a resolution to amend the Certificate of Incorporation of PPC to change its corporate name to a name not including the word "Price", and Buyers shall file such amendment with the appropriate authorities immediately after the Closing.
     14.  Amendment
          This Agreement may be amended by the parties hereto at any time, but only by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.
     15.  Headings
          Section headings are included solely for convenience and are not to be considered to be part of this Agreement and are not intended to be accurate descriptions of the contents thereof.
     16.  Successors and Assigns
          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided that neither the Sellers nor Huff Management may assign their rights or obligations hereunder without the prior written consent of the Buyers; and, provided further, that the Buyers may not assign their rights or obligations hereunder without the prior written consent of Huff Management, except that the Buyers may assign their rights and obligations hereunder to a wholly-owned subsidiary of the Buyers as long as the Buyers remains fully liable to the Sellers and to Huff Management hereunder.
     17.  Public Announcement
          The Buyers, on the one hand, and the Sellers and Huff Management, on the other hand, agree that except as required by law, no public disclosure or announcement will be made with respect to the transactions set forth herein unless PCC and Huff Management consent to such announcement, which consent shall not be unreasonably withheld.
     18.  Entire Agreement
          This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, if any, whether oral or written, of the parties.
     19.  Counterparts
          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
     20.  Governing Law
          All questions as to the interpretation and effect of this Agreement shall be determined under the laws of the State of New York, excluding the choice of law principles thereof.
     21.  Investment Advisory Agreements
          Buyers acknowledge that the respective investment advisory agreements between Huff Management and Sellers in effect permit any Seller to withdraw at any time prior to the Closing from its obligation to sell its respective Price Stock under this Agreement, and the parties to this Agreement agree that any Seller so withdrawing and delivering written notice of such withdrawal to PCC prior to the Closing (and Huff Management in respect of any such Seller) shall not have any further rights or obligations under this Agreement. In the event of any withdrawal as aforesaid, Buyers may, at their option, terminate this Agreement in its entirety by written notice to Huff Management, in which event no party shall have any liability hereunder. Huff Management agrees, subject to its responsibilities under law, not to encourage any Seller to exercise such right of withdrawal.
     22.  Option; Shareholder Rights
          PCC hereby grants Huff Management the irrevocable option exercisable on one business day's written notice to PCC to purchase for $900.00 the PCC Law Journal Share at any time on or prior to the day ten years after the Closing, and will not otherwise sell, assign, transfer, convey, deliver, pledge or otherwise dispose of or encumber the PCC Law Journal Share by any means whatsoever. PCC hereby agrees (i) to take any and all action reasonably requested by Huff Management to cooperate with Huff Management and/or the Sellers in asserting on their own behalf the Shareholder Rights, including without limitation joining in any assertion by PPC or Huff Management of the Shareholder Rights, or giving any notice in connection therewith, and (ii) to exercise for the maximum period permitted by law the voting rights attendant to the PCC Law Journal Share only in accordance with the written direction of Huff Management.

         IN WITNESS WHEREOF, the Buyers, each of the Sellers and Huff Management have caused this Agreement to be executed on the date first written above.


                         PRICE COMMUNICATIONS CORPORATION


                         By:_________________________________
                            Robert Price, President

                         APPLE PUBLISHING CORPORATION


                         By:_________________________________
                            Robert Price, President

                         THE SELLERS LISTED ON SCHEDULE A HERETO

                         By:  W.R. Huff Asset Management Co.,
                              L.P., under authority given in the
                              respective investment advisory
                              agreements between W.R. Huff Asset
                              Management Co., L.P. and such
                              Sellers

                         By:________________________________
                            William R. Huff, its general partner


                         W.R. HUFF ASSET MANAGEMENT CO., L.P.


                         By:_________________________________
                            William R. Huff, its general partner
EXHIBIT A

                           The Sellers



Seller                             No. of Shares of Common Stock





























                                   TOTAL          2,249,082
EXHIBIT B

                       Form of Resignation
EXHIBIT C

Form of Mutual Release --
between Price Communications, Apple
and Price Publishing